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                               BERNARD CHAUS, INC.
                                  1410 Broadway
                            New York, New York 10018


                                                   November 5, 1999


Ms. Ivy Karkut
137 East 36th Street
Apt. 7G
New York, NY 10016

Dear Ms. Karkut:

     We are pleased to offer you employment with Bernard Chaus, Inc. (the "Company") commencing November 29, 1999 (the "Commencement Date"; if employment commences on a day other than November 29, 1999, the Commencement Date shall be the actual date of commencement), on the terms set forth below:

POSITION:           President (reporting to Chief Executive Officer and Board of
                    Directors). You shall devote all of your business time and attention to the business and affairs of the Company consistent with your position with the Company.

TERM:               November 29, 1999 through November 29, 2002

SALARY: $800,000 per year from the Commencement Date through June 30, 2000; $900,000 per year from July 1, 2000 to June 30,
                    2001; $1,000,000 per year from July 1, 2001 to November 29, 2002.

CASH SIGN-ON        $250,000 payable in cash within thirty (30) days of the
BONUS:              Commencement Date.

RESTRICTED STOCK:   Common stock of the Company ("Common Stock") valued
                    at $250,000 (valued based on the closing price of the Common Stock on the Commencement Date (the "Commencement
                    Date Price")), subject to forfeiture if you cease to be employed by the Company (except by reason of a termination by the Company without cause) on or prior to July 1, 2000.
                    Such forfeiture restrictions shall be lifted on July 1, 2000.

ANNUAL BONUS:       For each fiscal year of the Company during the term, if
                    profit goals established by the Board of Directors for such year are achieved, 2 1/2 % of net income of Company as determined in accordance with Company's audited financial statements. Your minimum bonus for fiscal year ending June
                    30, 2000 shall be $250,000. Each annual bonus shall be payable within thirty (30) days of completion of the audit if you were employed at the end of the applicable fiscal year.


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Ms. Ivy Karkut
November 5, 1999
Page 2

BOARD MEMBERSHIP:   You will be nominated to serve as a member of the Board of
                    Directors during each year of the term of this Agreement.
                    You will be deemed to have resigned if your employment is terminated for any reason.

TRAVEL: You will be expected to travel to key accounts of the Company throughout the United States. You may travel first class at your discretion.

AUTOMOBILE
ALLOWANCE:          $2,000 per month.

BENEFITS:           Participant in the Company's 401(k) plan. Health insurance, including family coverage (with a deductible not to exceed
                    $1,000 per plan year). Dental coverage up to $5,000 per plan year (self-insured; no deductible). Eye care up to $2,500 per plan year (self-insured; no deductible). Term life insurance equal to two (2) times base salary, subject to your being in good health and not rated an insurance risk based upon any past medical history at the time the insurance is obtained. Long-term disability coverage equal to 60% of salary, up to a maximum of $10,000 a month.
                    Coverage under the Company's directors and officers liability insurance policy and other policies available to executive officers of the Company generally, including the Executive Medical Plan which covers your deductibles, premiums, co-payments and most other amounts not covered under the basic health insurance plan with current plan limits up to $10,000 per occurrence and $100,000 annually, per person.

VACATION:           Four weeks paid vacation, not to be taken more than two
                    weeks at a time and not to be carried over from year to year

OPTIONS: Options for 675,000 shares (approximately 2 1/2% of the outstanding shares) of Common Stock at an exercise price equal to the Commencement Date Price; options to vest in equal annual increments of 25% a year over four years. The option grant (to the extent an amendment of the Company's Stock Option Plan is required to increase the number of shares available for grant thereunder) shall be subject to shareholder approval. In the event your employment is terminated without cause, any options which would have vested at the anniversary of the Commencement Date next following the date of termination shall vest immediately, any unvested options shall be forfeited and you shall have thirty (30) days from the termination date to exercise vested options. In the event of termination for any other reason, other than a change in control, all unvested options shall be forfeited and you shall have thirty


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Ms. Ivy Karkut
November 5, 1999
Page 3

                    (30) days from the termination date to exercise vested options. All options shall vest immediately upon a change in control. Your options shall otherwise be subject to the terms of the Company's Stock Option Plan.

TERMINATION
BENEFITS:           In the event your employment is terminated by the Company
                    without cause, other than due to your death or disability and other than following a change in control, you shall be paid, in full satisfaction of your rights against the Company for termination of your employment, non-competition payments equal to two years' base salary, payable in twenty-four monthly installments, if such termination occurs in the first twelve months of the term, and twelve months' base salary, payable in twelve monthly installments, if such termination occurs during the remainder of the term. As further non-competition payments, your automobile allowance and medical insurance will also remain in effect during the period of monthly installments of non-competition payments that are made to you. The foregoing payments shall terminate immediately upon your acceptance of a position as employee
                    (including self-employment) or consultant with another entity, and you agree to provide immediate notice to the Company of your acceptance of any such position. In the event your employment is terminated due to cause, your death or a disability which prevents you from performing your duties for three consecutive months or 180 days within any two year period, you shall be paid only through the date of termination.

CAUSE Conviction of or plea of guilty or nolo contendere to a felony; gross negligence or willful misconduct in performing your duties resulting in material harm to the Company or material diminution in the value of the Common Stock; failure to comply with this Agreement in any material respect or failure to carry out responsibilities assigned by management or the Board of Directors after, in either case, notice of such failure and a 30 day cure period; commission of fraud, theft against or embezzlement from the Company.

CHANGE IN CONTROL:  The Company shall be merged or consolidated with an unaffiliated entity resulting in a change in a majority of the Board of Directors or the Company shall have sold substantially all of its assets to an unaffiliated entity; the acquisition by any person or group of beneficial ownership (as such terms are defined under Regulation 13D of the rules and regulations adopted under the Securities Exchange Act of 1934, as amended) of more than 50% of the Company's then outstanding common stock resulting in a change in a majority of the Board of Directors.


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Ms. Ivy Karkut
November 5, 1999
Page 4

CHANGE IN CONTROL
BENEFIT: All options accelerated upon a change in control and, in the event your employment is terminated without cause (other than due to death or disability) by the Company during the term of this Agreement following a change in control, you shall also be entitled, in lieu of the termination benefits set forth above, to a lump sum payment equal to two year's base salary.

NON-COMPETITION:    You agree not to compete with the business of the Company
                    directly or indirectly, whether as principal, manager, agent, employee, consultant, investor, advisor or representative, during the term of your employment and for a period equal to the period of payment of termination or change in control benefits; if your employment is terminated for cause, the non-competition period shall be two years from such termination. The foregoing will not prohibit a passive investment by you in a public company not exceeding
                    2% of any class of equity securities of such company.

NON-SOLICITATION
PERIOD: You agree that, for one year after the termination of your employment, you will not solicit or hire any persons who were employed or acting as a consultant to the Company during the one year period prior to the termination of your employment.

CONFIDENTIALITY:    You agree that you will, during and after the end of the
                    term of your employment, keep confidential all non-public information concerning the Company or its business, except in the business of and for the benefit of the Company, and you will not, directly or indirectly, use for your own account any of such information.

REMEDIES:           As you can understand, since we have to be protected, the
                    Company will be entitled, in addition to other remedies, to obtain an injunction against any potential or actual violations of your non-competition, non-solicitation or confidentiality agreements.

WITHHOLDING TAXES:  All compensation hereunder shall be subject to applicable withholding taxes.

GOVERNING LAW:      New York

REPRESENTATION:     You represent that your execution of this letter and your
                    performance of your obligations hereunder will not violate the terms of any agreement,




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Ms. Ivy Karkut
November 5, 1999
Page 5

                    arrangement, or understanding, order or decree to which you are a party or by which you are bound.

     Please indicate your acceptance of the terms of this offer letter by your signature below. Once signed by both parties, this offer letter shall be binding on both parties. We look forward to your joining the Company.

                                             Sincerely,


                                             Bernard Chaus, Inc.


                                             By: _________________________
                                                    Josephine Chaus
                                                    Chief Executive Officer

Accepted and Agreed to
as of the date set forth above:

_______________________
Ivy Karkut